CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
FREEPORT-MCMORAN INC., a Delaware corporation
WITH AND INTO
FREEPORT-MCMORAN COPPER & GOLD INC., a Delaware corporation

(Pursuant to Section 253 of the General Corporation Law of the State of Delaware)

In accordance with the provisions of Section 253 of the General Corporation Law of the State of Delaware (the “DGCL”), Freeport-McMoRan Copper & Gold Inc., a Delaware corporation, does hereby certify as follows:

1.	Freeport-McMoRan Copper & Gold Inc. (the “Corporation”) was incorporated in accordance with the laws of the State of Delaware on November 10, 1987.

2.	The Corporation owns 100% of the issued and outstanding stock of Freeport-McMoRan Inc., incorporated in accordance with the laws of the State of Delaware on June 3, 2014 (the “Subsidiary”).

3.	The Corporation desires to merge the Subsidiary with and into the Corporation (the “Merger”) in accordance with Section 253 of the DGCL; and

4.	In connection with such Merger, on February 4, 2014, the Board of Directors of the Corporation duly adopted the resolutions attached hereto as Exhibit A (the “Resolutions of Merger”).

5.
The Corporation shall be the surviving corporation of the Merger, and pursuant to Section 253(b) of the DGCL, Article First of the Amended and Restated Certificate of Incorporation of the Corporation shall be amended to read in its entirety as follows:

“FIRST: The name of the corporation is Freeport-McMoRan Inc.”

6.
The Certificate of Incorporation of the Corporation as in effect at the effective time of the Merger shall continue in full force and effect as the Certificate of Incorporation of the surviving corporation until altered, amended or repealed as provided therein or by law.

7.	A copy of the Resolutions of Merger is on file at the principal place of business of the Corporation at 333 North Central Avenue, Phoenix, Arizona, 85004.

8.	A copy of the Resolutions of Merger will be furnished by the Corporation, on request and without cost, to any shareholder of the Corporation.

9.	The Merger shall become effective at 12:01 a.m. Eastern Time on July 14, 2014.

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IN WITNESS WHEREOF, the undersigned, being a duly authorized officer of the Corporation, does make this Certificate of Ownership and Merger, hereby declaring and certifying that this is his free act and deed and that the facts stated herein are true and, accordingly, the undersigned has hereunto set his hand this 2nd day of July, 2014.

FREEPORT-MCMORAN COPPER & GOLD INC.

By:    /s/ Douglas N. Currault II
Name:    Douglas N. Currault II
Title:    Secretary

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EXHIBIT A
Board Resolutions of Freeport-McMoRan Copper & Gold Inc.
dated February 4, 2014

WHEREAS, it is advisable and in the best interests of the corporation to change the name of the corporation from Freeport-McMoRan Copper & Gold Inc. to Freeport-McMoRan Inc. (the “Name Change”) and to effect the Name Change on or about July 1, 2014 pursuant to the provisions of Section 253 of the General Corporation Law of the State of Delaware (“DGCL”);

WHEREAS, in connection with the Name Change, the corporation desires to form a wholly-owned subsidiary incorporated under the laws of the State of Delaware (the “Subsidiary”) to merge with and into the corporation pursuant to the provisions of Section 253 of the DGCL, so that the corporation will be the surviving corporation following the merger (the “Merger”); and

WHEREAS, the Board of Directors of the corporation has duly considered and evaluated the terms and conditions of the proposed Name Change and Merger as set forth herein, including the transactions contemplated thereby, and believes such actions to be advisable and in the best interests of the corporation and its stockholders to approve and effect the Name Change and the Merger;

NOW, THEREFORE, BE IT

RESOLVED, That the Name Change is hereby authorized and approved and the corporation shall cause the Subsidiary to be formed under the DGCL for the purpose of effecting the Name Change; and further

RESOLVED, That pursuant to Section 253 of the DGCL, the corporation shall merge the Subsidiary with and into itself, so that the corporation possesses all of the Subsidiary’s property, rights, privileges and powers, and assumes all of the Subsidiary’s liabilities and obligations; and further

RESOLVED, That in connection with the Merger, the name of the corporation shall be changed to Freeport-McMoRan Inc.; and further

RESOLVED, That the officers of the corporation be, and each of them hereby is authorized to execute and file a Certificate of Ownership and Merger with the Secretary of State of Delaware to effect the Merger; and further

RESOLVED, That the effective date of the Certificate of Ownership and Merger, the Merger and the Name Change provided for in the Certificate of Ownership and Merger shall be July 1, 2014, or such later date as may be determined by an authorized officer of the corporation (the “Effective Date”); and further

RESOLVED, That, at any time prior to the Effective Date, the Merger may be amended, modified, terminated or abandoned by action of the Board of Directors of the corporation; and further

RESOLVED, That in connection with the Name Change, the authorized officers of the corporation be, and each of them hereby is, authorized and empowered, for and on behalf of the corporation, to file any and all notices and filings with the Securities and Exchange Committee,

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the NYSE MKT, the Financial Industry Regulatory Authority, the corporation’s transfer agent, the Depository Trust Company, the Internal Revenue Service and any state or local tax authority, and to obtain a new CUSIP number, if necessary, and to execute all documents, disburse such funds and take all necessary and appropriate actions in connection with any of the foregoing; and further

RESOLVED, That in connection with the Name Change, the authorized officers of the corporation be, and each of them hereby is, authorized and empowered, for and on behalf of the corporation, to execute and file any and all documents required to effectuate the Name Change in any U.S. state or territory in which the corporation is authorized to do business; and further

RESOLVED, That in connection with the Name Change, as of the Effective Date, the stock certificates representing the corporation’s common stock, par value $0.10 per share, shall be modified to reflect the name Freeport-McMoRan Inc., and such modified stock certificates are hereby authorized and approved; and that as of the Effective Date, a new form of corporate seal, reflecting the name Freeport-McMoRan Inc. is hereby adopted and approved; and further

RESOLVED, That in connection with the Name Change, the authorized officers of the corporation be, and each of them hereby is, authorized and empowered, for and on behalf of the corporation, to prepare, execute and deliver all documents, notices and resolutions which may be required by any bank in connection with any accounts maintained by the corporation; and further

RESOLVED, That in connection with the Name Change, the authorized officers of the corporation, be and each of them hereby is, authorized and empowered, for and on behalf of the corporation to amend and restate the corporation’s by-laws, employee benefit plans, corporate governance documents and any and all other necessary documents to reflect the new name of the corporation, all effective as of the Effective Date; and further

RESOLVED, That any actions taken by the authorized officers of the corporation, whether prior or subsequent to the date hereof, that are consistent with the intent and purposes of the foregoing resolutions be, and the same hereby are, ratified, approved and confirmed.

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